EXHIBIT 13

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                             SIDLEY AUSTIN BROWN & WOOD LLP

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                                                                 March 24, 2003

Merrill Lynch Small Cap Value Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Mercury Small Cap Value Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

                 Re: Reorganization of Merrill Lynch Small Cap Value Fund, Inc. and Mercury Small Cap Value Fund, Inc.
Ladies and Gentlemen:

     You have requested our opinion as to certain Federal income tax consequences of the acquisition by Merrill Lynch Small Cap Value Fund, Inc. ("Acquiror") of substantially all of the assets of Mercury Small Cap Value Fund, Inc. ("Target") and the assumption by Acquiror of substantially all of the liabilities of Target and the simultaneous distribution of newly-issued shares of Acquiror common stock to Target stockholders (the "Reorganization"). After the Reorganization, Target will cease operations, will have no assets remaining, will have final Federal and state (if any) tax returns filed on its behalf and will be dissolved under Maryland law.

     This opinion letter is furnished pursuant to (i) the section entitled "The Reorganization--Terms of the Agreement and Plan--Amendments and Conditions" in the Proxy Statement and Prospectus, dated January 31, 2003, contained in the Registration Statement on Form N-14 (File No. 333-102270) of Acquiror, as amended and supplemented to date (the "N-14 Registration Statement"), and (ii) Sections 8(e) and 9(e) of the Agreement and Plan of Reorganization dated January 28, 2003, by and among Target, Acquiror and Master Small Cap Value Trust ("Small Cap Trust") (the "Plan") as a condition of closing. All terms used herein, unless otherwise defined, are used as defined in the Plan.

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Merrill Lynch Small Cap Value Fund, Inc.
Mercury Small Cap Value Fund, Inc.
March 24, 2003
Page 2

     In rendering our opinion, we have reviewed and relied upon (a) the Plan,
(b) the N-14 Registration Statement and (c) certain representations concerning the Reorganization made by (i) Acquiror in a letter dated March 24, 2003 and
(ii) Target in a letter dated March 24, 2003 (together, the
"Representations").

     Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, it is our opinion that:

     1. The acquisition by Acquiror of substantially all of the assets of Target (consisting primarily of all of Target's beneficial interests in Small Cap Trust), as described in the Plan, will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and Acquiror and Target each will be a "party" to a reorganization within the meaning of Section 368(b) of the Code.

     2. In accordance with Section 361(a) of the Code, Target will not recognize any gain or loss either on the transfer of substantially all of its assets to Acquiror in exchange solely for voting shares of Acquiror common stock or on the distribution of shares of Acquiror common stock to its stockholders.

     3. Under Section 1032 of the Code, Acquiror will recognize no gain or loss as a result of the Reorganization.

     4. In accordance with Section 354(a)(1) of the Code, stockholders of Target will not recognize any gain or loss on the exchange of their shares for shares of Acquiror common stock.

     5. The basis of the assets of Target received by Acquiror will be the same as the basis of such assets to Target immediately before the Reorganization under Section 362(b) of the Code.

     6. Under Section 358 of the Code, immediately after the Reorganization, the basis of shares of Acquiror common stock received by Target stockholders (including fractional shares to which they may be entitled) will be the same as the basis of their Target shares exchanged pursuant to the Reorganization.

     7. Under Section 1223 of the Code, the holding period of shares of Acquiror common stock received by Target stockholders in the Reorganization (including fractional shares to which they may be entitled) will include the holding period of the Target shares exchanged pursuant to the Reorganization, provided that such shares were held as a capital asset on the date of the Reorganization.

     8. The holding period of the assets acquired by Acquiror from Target will include the period during which such assets were held by Target under Section 1223 of the Code.

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Merrill Lynch Small Cap Value Fund, Inc.
Mercury Small Cap Value Fund, Inc.
March 24, 2003
Page 3

     9. Pursuant to Section 381(a) of the Code and Section 1.381(a)-1 of the Income Tax Regulations, Acquiror will succeed to and take into account the items of Target described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder. Under Section 381(b), the tax year of Target will end on the date of the Reorganization.

     Our opinion represents our best legal judgment as to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate.

     We are furnishing this opinion letter to the addressees hereof, solely for the benefit of such addressees in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                             Very truly yours,

                                             /s/ Sidley Austin Brown & Wood